Exhibit 3.1

APARTMENT INCOME REIT CORP.

CERTIFICATE OF CORRECTION

APARTMENT INCOME REIT CORP., a Maryland corporation (the “Corporation”), having its principal office in Baltimore City, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The title of the document being corrected is Articles of Amendment and Restatement, which the Corporation filed on September 20, 2023 (the “Articles of Amendment and Restatement”).

SECOND: (A) Section 1.1 of Article IV of the Articles of Amendment and Restatement as previously filed and to be corrected is as follows:

1.1 Class and Number of Shares. The total number of shares of stock that the Corporation from time to time shall have authority to issue is 1,022,175,000 shares of Capital Stock having a par value of $0.01 per share, amounting to an aggregate par value of $10,221,750, consisting of 1,021,175,000 shares currently classified as Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) (the Class A Common Stock and all other classes or series of common stock hereafter classified being referred to collectively herein as the “Common Stock”), and 1,000,000 shares currently classified as Preferred Stock, par value $0.01 per share (all other classes or series of preferred stock hereafter classified being referred to collectively herein as the “Preferred Stock”). A majority of the entire Board of Directors, without action by the stockholders, may amend the Charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that the Corporation has authority to issue.

(B) Section 1.1 of Article IV of the Articles of Amendment and Restatement as corrected is as follows:

1.1 Class and Number of Shares. The total number of shares of stock that the Corporation from time to time shall have authority to issue is 1,022,175,000 shares of Capital Stock having a par value of $0.01 per share, amounting to an aggregate par value of $10,221,750, consisting of 1,021,175,000 shares currently classified as Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) (the Class A Common Stock and all other classes or series of common stock hereafter classified being referred to collectively herein as the “Common Stock”), and 1,000,000 shares currently classified as Preferred Stock, par value $0.01 per share (all other classes or series of preferred stock hereafter classified being referred to collectively herein as the “Preferred Stock”), of which 20 shares have been designated as Class A Preferred Stock, par value $0.01 per share (the “Class A Preferred Stock”). A majority of the entire Board of Directors, without action by the stockholders, may amend the Charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that the Corporation has authority to issue.

THIRD:   (A) The title to Section 3 of Article IV of the Articles of Amendment and Restatement as previously filed and to be corrected is as follows:

3. Common Stock.

 (B) The title to Section 3 of Article IV of the Articles of Amendment and Restatement as to be corrected is as follows:

3. Common Stock; Class A Preferred Stock.

FOURTH: (A) Section 3 of Article IV of the Articles of Amendment and Restatement erroneously omitted Section 3.5 relating to the Class A Preferred Stock.

 (B) Section 3 of Article IV of the Articles of Amendment and Restatement as to be corrected includes the following Section 3.5 at the end of Section 3 of Article IV, which reads as follows:

3.5 Class A Preferred Stock. The terms of the Class A Preferred Stock as set by the Board of Directors, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption, are as set forth on Exhibit A attached hereto.

FIFTH:   (A) Exhibit A, attached to this Certificate, was erroneously omitted as an exhibit to the Articles of Amendment and Restatement.

(B) As corrected hereby, the Articles of Amendment and Restatement include the attached Exhibit A as an exhibit thereto.

SIXTH: This Certificate of Correction has been prepared in accordance with the provisions of Section 1-207 of the Maryland General Corporation Law.

SEVENTH: The sole party to the Articles of Amendment and Restatement is the Corporation.

EIGHTH: The undersigned Chief Executive Officer of the Corporation acknowledges this Certificate of Correction to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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2

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its President, General Counsel and Secretary as of the date first written above.

APARTMENT INCOME REIT CORP.

By:	/s/ Terry Considine
Name: Terry Considine
Title: Chief Executive Officer

ATTEST:

/s/ Lisa R. Cohn
Name: Lisa R. Cohn
Title: President, General Counsel and Secretary

[Signature Page to Certificate of Correction]

Exhibit A

Class A Preferred Stock

(Par Value $0.01 Per Share)

The terms of the Class A Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as follows:

1. Number of Shares and Designation.

This class of Preferred Stock shall be designated as Class A Preferred Stock (the “Class A Preferred Stock”) and twenty (20) shall be the authorized number of shares of Class A Preferred Stock constituting such class.

2. Definitions.

For purposes of the Class A Preferred Stock, the following terms shall have the meanings indicated:

“Affiliate” of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Annual Dividend Rate” shall have the meaning set forth in Section 3 of the terms of the Class A Preferred Stock.

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Class A Preferred Stock.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Change of Control” shall mean the occurrence of one or more of the following events: (a) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, to any “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act), (other than to the Corporation or its subsidiaries); (b) a “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act), becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Corporation on a fully diluted basis; or (c) a “change of control” or similar event occurs under the terms of any other series of capital stock of the Corporation.

Notwithstanding the foregoing: (i) any holding company, all or substantially all of the assets of which are comprised of the Corporation or any 100% direct or indirect parent company of the Corporation, shall not itself be considered a “person” or “group”; (ii) the transfer of assets between or among the Corporation’s subsidiaries and the Corporation shall not itself constitute a Change of Control; (iii) the term “Change of Control” shall not include a merger or consolidation of the Corporation with or the sale, assignment, conveyance, transfer or other disposition of all or substantially all of the Corporation’s assets to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Corporation in another jurisdiction and/or into another type or form or entity and/or for the sole purpose of forming or collapsing a holding company structure; (iv) a “person” or “group” shall not be deemed to

Exhibit A - 1

have beneficial ownership of securities subject to a stock or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement; and (v) the Spin-Off and any transactions related thereto, including any and all restructuring steps undertaken in connection therewith, shall not constitute a Change of Control.

“Class A Preferred Stock” shall have the meaning set forth in Section 1 of the terms of the Class A Preferred Stock.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Common Stock” shall mean the Class A Common Stock, par value $.01 per share, of the Corporation, and such other shares of the Corporation’s capital stock into which outstanding shares of Common Stock shall be reclassified.

“Dividend Payment Date” shall mean February 28, May 29, August 29, and November 29 of each year; provided, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend Payment Date.

“Dividend Periods” shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including February 28, May 29, August 29, and November 29 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Class A Preferred Stock shall be redeemed pursuant to Section 6 of the terms of the Class A Preferred Stock, which shall end on and include the Redemption Date with respect to the Class A Preferred Stock being redeemed.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Initial Dividend Period” shall mean the period commencing on and including the Issue Date and ending on and including February 28, 2021.

“Issue Date” shall mean December 15, 2020.

“Junior Stock” shall have the meaning set forth in Section 5(c) of the terms of the Class A Preferred Stock.

“Liquidation Preference” shall mean one-hundred thousand dollars ($100,000) per share of Class A Preferred Stock.

“Parity Stock” shall have the meaning set forth in Section 5(b) of the terms of the Class A Preferred Stock.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Record Date” shall have the meaning set forth in Section 3(a) of the terms of the Class A Preferred Stock.

“Redemption Date” shall mean, in the case of any redemption of any shares of Class A Preferred Stock, the date fixed for redemption of such shares.

“Redemption Price” shall mean, with respect to any share of Class A Preferred Stock to be redeemed, 100% of the Liquidation Preference thereof, plus (except as provided in Section 6(c) of the terms of the Class A Preferred Stock) all accumulated, accrued and unpaid dividends thereon, if any, to, but excluding, the Redemption Date.

Exhibit A - 2

“REIT” shall mean a “real estate investment trust,” as defined in Section 856 of the Code.

“Senior Stock” shall have the meaning set forth in Section 5(a) of the terms of the Class A Preferred Stock.

“set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Class A Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

“Spin-Off” shall mean the distribution by Apartment Investment and Management Company to the holders of Apartment Investment and Management Company’s common stock on a pro rata basis of substantially all of the outstanding shares of the Corporation’s common stock.

“Transfer Agent” means such transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Class A Preferred Stock; provided, that if the Corporation has not designated a transfer agent then the Corporation shall act as the transfer agent for the Class A Preferred Stock.

“Voting Stock” shall mean capital stock of any class or kind ordinarily having the power to vote for the election of directors of the Corporation.

3. Dividends.

(a) The holders of Class A Preferred Stock shall be entitled to receive, if, when and as authorized and declared by the Board of Directors, out of funds legally available for that purpose, cash dividends on the Class A Preferred Stock in an amount per share equal to $8,500 per annum (the “Annual Dividend Rate”) (equivalent to a rate of 8.5% per annum of the Liquidation Preference), and no more; provided that the “Annual Dividend Rate” shall increase to (1) $9,000 per annum (equivalent to a rate of 9.0% per annum of the Liquidation Preference) beginning at the start of the 5th year after the date hereof, (2) $9,500 per annum (equivalent to a rate of 9.5% per annum of the Liquidation Preference) beginning at the start of the 6th year after the date hereof , (3) $10,000 per annum (equivalent to a rate of 10.0% per annum of the Liquidation Preference) beginning at the start of the 7th year after the date hereof, and (4) beginning at the start of the 7th year after the date hereof, and continuing at the start of each year after the date hereof thereafter through the start of the 27th year after the date hereof, an amount equal to the per annum amount in the prior year plus $250 (equivalent to an annual increase of 25 bps) (e.g., at the start of the 8th year after the date hereof the Annual Dividend Rate shall equal $10,250 per annum (equivalent to a rate of 10.25% per annum of the Liquidation Preference, and at the start of the 27th year after the date hereof, the Annual Dividend Rate shall equal $15,000 (equivalent to a rate of 15% per annum of the Liquidation Preference) (and, for the avoidance of doubt, the Annual Dividend Rate shall remain $15,000 per annum thereafter))). Such dividends (i) shall accrue and be cumulative from and including the Issue Date, whether or not in any Dividend Period or Periods (x) the Corporation has earnings, (y) such dividends shall be authorized and declared or (z) there shall be funds of the Corporation legally available for the payment of such dividends, and (ii) shall be payable in cash quarterly, if, when and as authorized and declared by the Board of Directors, in arrears on each Dividend Payment Date, commencing on February 28, 2021. Each such dividend shall be payable in arrears to the holders of record of the Class A Preferred Stock, as they appear on the stock records of the Corporation at the close of business on February 15, May 15, August 15 or November 15 (each a “Record Date”), as the case may be, immediately preceding such Dividend Payment Date. Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors.

Exhibit A - 3

(b) The amount of dividends payable per share of Class A Preferred Stock for each full Dividend Period shall be computed by dividing the Annual Dividend Rate by four (4). The amount of dividends payable per share of Class A Preferred Stock for the Initial Dividend Period, or any period shorter than a full Dividend Period, shall be computed ratably on the basis of twelve 30-day months and a 360-day year. Holders of Class A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Class A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class A Preferred Stock that may be in arrears.

(c) So long as any of the shares of Class A Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be authorized and declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be authorized and declared or made, directly or indirectly, by the Corporation with respect to any class or series of Parity Stock for any period unless dividends equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are authorized and declared and paid, or authorized and declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, on the Class A Preferred Stock for all Dividend Periods terminating on or prior to the date such dividend or distribution is authorized and declared, paid, set apart for payment or made, as the case may be, with respect to such class or series of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Class A Preferred Stock and all dividends authorized and declared upon any other class or series of Parity Stock shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class A Preferred Stock and accumulated, accrued and unpaid on such Parity Stock.

(d) So long as any of the shares of Class A Preferred Stock are outstanding, no dividends (other than dividends or distributions paid solely in shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be authorized and declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be authorized and declared or made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary or as permitted under Article IV of the Charter) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock) directly or indirectly by the Corporation (except by conversion into or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless, in each case, dividends equal to the full amount of all accumulated, accrued and unpaid dividends on all outstanding shares of Class A Preferred Stock and any other Parity Stock shall have been authorized and declared and paid, or such dividends have been authorized and declared and a sum sufficient for the payment thereof has been set apart for such payment, on all outstanding shares of Class A Preferred Stock and any other Parity Stock for all past Dividend Periods with respect to the Class A Preferred Stock and all past dividend periods with respect to such Parity Stock ending on or prior to the date such dividend or distribution is authorized and declared, paid, set apart for payment or made with respect to such shares of Junior Stock, or the date such shares of Junior Stock are redeemed, purchased or otherwise acquired or monies paid to or made available for any sinking fund for such redemption, or the date any such cash or other property is paid or distributed to or for the benefit of any holders of Junior Stock in respect thereof, as the case may be.

Exhibit A - 4

Notwithstanding the provisions of this Section 3, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or (ii) redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a REIT under Section 856 of the Code.

4. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution by the Corporation (whether of capital, surplus or otherwise) shall be made to or set apart for the holders of any shares of Junior Stock, the holders of shares of Class A Preferred Stock shall be entitled to receive, for each share of Class A Preferred Stock, the Liquidation Preference thereof, plus all accumulated, accrued and unpaid dividends thereon, if any, to, but excluding, the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Class A Preferred Stock have been paid the Liquidation Preference in full, plus all accumulated, accrued and unpaid dividends thereon, if any, to, but excluding, the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, legally available for distribution among the holders of Class A Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Class A Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class A Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more entities, (ii) a sale or transfer of all or substantially all of the Corporation’s assets, and (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Class A Preferred Stock and any Parity Stock, as provided in Section 4(a), any series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class A Preferred Stock and any Parity Stock shall not be entitled to share therein.

(c) In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of stock of the Corporation whose preferential rights upon dissolution are superior or prior to those receiving the distribution.

5. Ranking.

Any class or series of capital stock of the Corporation shall be deemed to rank:

(a) prior or senior to the Class A Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class A Preferred Stock (the capital stock referred to in this paragraph being hereinafter referred to, collectively, as “Senior Stock”);

Exhibit A - 5

(b) on a parity with the Class A Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Class A Preferred Stock, if the holders of such class of stock or series and the Class A Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated, accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the capital stock referred to in this paragraph being hereinafter referred to, collectively, as “Parity Stock”); and

(c) junior to the Class A Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such capital stock or series shall be Common Stock or (ii) the holders of Class A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series, and such class or series shall not, in either case, rank prior to the Class A Preferred Stock (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as “Junior Stock”).

6. Redemption.

(a) Optional Redemption. The Corporation may, at its option, redeem shares of Class A Preferred Stock at any time on or after the fifth anniversary of the Issue Date (but not prior to such date), in whole, or from time to time in part, at a redemption price payable in cash equal to the Redemption Price applicable thereto.

(b) Mandatory Redemption. Substantially concurrently with the occurrence of a Change of Control, the Corporation shall redeem all outstanding shares of Class A Preferred Stock at a redemption price payable in cash equal to the Redemption Price.

(c) Anything herein to the contrary notwithstanding, and except as otherwise required by law, the Persons who are holders of record of shares of Class A Preferred Stock at the close of business on a Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the redemption of those shares after such Record Date and on or prior to such Dividend Payment Date or the default by the Corporation in the payment of the dividend due on that Dividend Payment Date, in which case the Redemption Price payable upon redemption of such shares of Class A Preferred Stock will not include such dividend, and the full amount of the dividend payable for the applicable Dividend Period shall instead be paid on such Dividend Payment Date to the holders of record at the close of business on such Record Date as aforesaid.

(d) The Redemption Date shall be selected by the Corporation, and shall be specified in a notice of redemption which will be given not less than three (3) days nor more than sixty (60) days prior to the Redemption Date, to the holders of record of the Class A Preferred Stock to be redeemed at their addresses as they appear on the stock records of the Corporation. No failure to give such notice or any defect therein or in the giving thereof shall affect the validity of the proceedings for the redemption of any shares of Class A Preferred Stock except as to, and to the extent adversely affecting, any such holder to whom notice was defective or not given. Any notice given in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed or otherwise sent or given whether or not the holder receives the notice. Each notice shall state: (i) the Redemption Date; (ii) the number of shares of Class A Preferred Stock to be redeemed; (iii) the Redemption Price and whether or not

Exhibit A - 6

accumulated, accrued and unpaid dividends will be payable as part of the Redemption Price, or payable on the next Dividend Payment Date to the Persons who were holders of record at the close of business on the relevant Record Date; (iv) the procedures that the holders of Class A Preferred Stock must follow to receive payment of the Redemption Price; (v) that dividends on the shares to be redeemed will cease to accumulate on such Redemption Date unless the Corporation fails to make available the funds necessary for such redemption; and (vi) whether such redemption is being made pursuant to Section 6(a) or Section 6(b). If fewer than all of the shares of Class A Preferred Stock held by any holder are to be redeemed, the notice given to such holder shall also specify the number of shares of Class A Preferred Stock to be redeemed from such holder.

(e) If notice of redemption of any shares of Class A Preferred Stock has been given (unless the Corporation fails to make available the funds necessary for such redemption), then from and after the Redemption Date, dividends will cease to accumulate on such shares of Class A Preferred Stock, such shares of Class A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price payable upon redemption (and any dividend payable pursuant to Section 6(c)). The Corporation’s obligation to make available the funds necessary to effect a redemption in accordance with the preceding sentence shall be deemed fulfilled if, on or before the applicable Redemption Date, the Corporation shall irrevocably deposit in trust with a bank or trust company (which may not be an Affiliate of the Corporation) that has, or is an Affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption plus, if such Redemption Date occurs after any Record Date and on or prior to the related Dividend Payment Date, such amount of cash as is necessary to pay the dividend payable on such Dividend Payment Date in respect of such shares of Class A Preferred Stock called for redemption, with irrevocable instructions that such cash be applied to the redemption of the shares of Class A Preferred Stock so called for redemption and, if applicable, the payment of such dividend. No interest shall accrue for the benefit of the holders of shares of Class A Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Class A Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash. In the event that any Redemption Date shall not be a Business Day, then payment of the Redemption Price payable upon redemption need not be made on such Redemption Date but may be made on the next succeeding Business Day with the same force and effect as if made on such Redemption Date and no interest, additional dividends or other sums shall accrue on the amount so payable for the period from and after such Redemption Date to such next succeeding Business Day. Solely in respect of any optional redemption pursuant to clause (a) above, if less than all of the outstanding shares of Class A Preferred Stock are to be redeemed, the shares of Class A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by lot.

(f) Upon delivery of any shares of Class A Preferred Stock to be so redeemed, in accordance with the notice of redemption and the procedures of the depositary, such shares of Class A Preferred Stock shall be redeemed by the Corporation at the Redemption Price.

(g) Unless full cumulative dividends for all past Dividend Periods on all outstanding shares of Class A Preferred Stock and for all past dividend periods on any other series or class of Parity Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, (i) no shares of Class A Preferred Stock or any Parity Stock shall be redeemed unless all outstanding shares of Class A Preferred Stock are simultaneously redeemed, and (ii) the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of Class A Preferred Stock or any Parity Stock (except by conversion into or exchange for Junior Stock); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of Class A Preferred

Exhibit A - 7

Stock or any Parity Stock pursuant to Section 10 of the terms of the Class A Preferred Stock in order to preserve the qualification of the Corporation as a REIT for federal and/or state income tax purposes or pursuant to a purchase or exchange offer made on the same terms to the holders of all outstanding shares of Class A Preferred Stock. Subject to the limitations set forth in the Charter (including these terms of the Class A Preferred Stock), the Corporation shall be entitled at any time and from time to time to repurchase shares of Class A Preferred Stock in open-market transactions, by tender or by private agreement, in each case, as duly authorized by the Board of Directors and effected in compliance with applicable laws.

7. Status of Reacquired Stock.

All shares of Class A Preferred Stock that have been issued and reacquired or redeemed in any manner by the Corporation shall be returned to the status of authorized but unissued shares of Class A Preferred Stock.

8. Voting.

(a) Holders of the Class A Preferred Stock shall not have any voting rights either general or special, except as set forth in Section 8(b) below.

(b) So long as any shares of Class A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Class A Preferred Stock voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) any amendment, alteration or repeal of any of the provisions of, or the addition of any provision to, the Charter, including this Exhibit A, whether by merger, consolidation or otherwise, that would materially and adversely affect the rights or preferences of the holders of the Class A Preferred Stock; provided, however, that (x) the amendment of the provisions of the Charter so as to authorize or create, or to increase or decrease the authorized amount of, or issue any Junior Stock, Class A Preferred Stock or any shares of any class of Parity Stock, shall not be deemed to materially and adversely affect the rights or preferences of the holders of Class A Preferred Stock; and (y) with respect to any such amendment, alteration or repeal of any of the provisions of, or the addition of any provision to, the Charter, including this Exhibit A, whether by merger, consolidation or otherwise, so long as the Class A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of such event, the Corporation may not be the surviving entity and such surviving entity may thereafter be the issuer of the Class A Preferred Stock, the occurrence of any such event shall not be deemed to materially and adversely affect the voting powers, rights, or preferences of the Class A Preferred Stock; or

(ii) the authorization, creation of, increase in the authorized amount of, or issuance of any shares of any class or series of Senior Stock or any security convertible into shares of any class or series of Senior Stock (whether or not such class or series of Senior Stock is currently authorized);

provided, however, that no such vote of the holders of Class A Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such Senior Stock or convertible or exchangeable security is to be made, as the case may be, provision is made for the redemption of all shares of Class A Preferred Stock at the time outstanding.

Exhibit A - 8

For purposes of the foregoing provisions and all other voting rights under this Exhibit A, each share of Class A Preferred Stock shall have one (1) vote per share. Except as otherwise required by applicable law or as set forth herein or in the Charter, the Class A Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

9. Record Holders.

The Corporation and the Transfer Agent may deem and treat the record holder of any share of Class A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

10. Restrictions on Ownership and Transfers.

The Class A Preferred Stock constitutes Preferred Stock, and Preferred Stock constitutes capital stock of the Corporation. Therefore, the Class A Preferred Stock, being capital stock, is governed by and issued subject to all the limitations, terms and conditions of the Charter applicable to capital stock generally, including but not limited to the terms and conditions (including exceptions and exemptions) of Article IV of the Charter applicable to capital stock. The foregoing sentence shall not be construed to limit the applicability to the Class A Preferred Stock of any other term or provision of the Charter.

11. Maturity.

The Class A Preferred Stock shall be perpetual unless redeemed or reacquired by the Corporation in accordance with the Sections in the terms of the Class A Preferred Stock.

12. Conversion.

The shares of Class A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

13. Certificates.

The shares of Class A Preferred Stock shall be uncertificated, subject to the requirements of the MGCL.

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Exhibit A - 9